Exhibit 2.1

SEPARATION AND DISTRIBUTION AGREEMENT

by and between

PHARMACEUTICAL PRODUCT DEVELOPMENT, INC.

and

FURIEX PHARMACEUTICALS, INC.

Dated as of June 14, 2010

TABLE OF CONTENTS

ARTICLE I	DEFINITIONS	1
1.1	General	1
1.2	References; Interpretation	9

ARTICLE II	THE SEPARATION	9
2.1	General	9
2.2	Transfer of Assets and Assumption of Liabilities	9
2.3	Governmental Approvals; Consents	10
2.4	Deferred Transfers	10
2.5	Termination of Agreements	11
2.6	Disclaimer of Representations and Warranties	11

ARTICLE III	THE DISTRIBUTION	12
3.1	The Distribution	12
3.2	Actions in Connection with the Distribution	13
3.3	Conditions to Distribution	13
3.4	Fractional Shares	14

ARTICLE IV	INSURANCE	14
4.1	Pre-Distribution Date Insurance	14
4.2	Post-Distribution Date Insurance	15

ARTICLE V	RELEASES AND INDEMNIFICATION	15
5.1	Release of Pre-Distribution Claims	15
5.2	Indemnification by Furiex	16
5.3	Indemnification by PPD	17
5.4	Reduction for Insurance Proceeds and Other Recoveries	17
5.5	Procedures For Indemnification of Third-Party Claims	18
5.6	Additional Matters	19
5.7	Survival of Indemnities	19

ARTICLE VI	CERTAIN COVENANTS AND OTHER AGREEMENTS OF THE PARTIES	20
6.1	Restrictions on Employee Solicitation and Hiring	20
6.2	Restrictions on Director Tenure	20
6.3	Legal Names	20

ARTICLE VII	CONFIDENTIALITY	20
7.1	Confidentiality	20
7.2	Protective Arrangements	21

ARTICLE VIII	ACCESS TO INFORMATION AND SERVICES	21
8.1	Provision of Corporate Records	21
8.2	Access to Information	22
8.3	Production of Witnesses	22

8.4	Reimbursement	22
8.5	Privileged Matters	23
8.6	Confidentiality of Books, Records and Information	24

ARTICLE IX	DISPUTE RESOLUTION	24
9.1	Disputes	24
9.2	Arbitration	25
9.3	Arbitration Procedure	25
9.4	Confidentiality	26
9.5	Limitation of Liability	26

ARTICLE X	FURTHER ASSURANCES	27
10.1	Further Assurances	27

ARTICLE XI	TERMINATION	27
11.1	Termination	27

ARTICLE XII	MISCELLANEOUS	27
12.1	Counterparts; Entire Agreement	27
12.2	Governing Law	28
12.3	Tax Matters	28
12.4	Assignability	28
12.5	Third Party Beneficiaries	28
12.6	Notices	28
12.7	Severability	29
12.8	Publicity	29
12.9	Expenses	29
12.10	Headings	29
12.11	Survival of Covenants	29
12.12	Waivers of Default	30
12.13	Specific Performance	30
12.14	Amendments	30
12.15	Waiver of Jury Trial	30

EXHIBITS

Exhibit A – Furiex Pharmaceuticals, Inc. Employees

SCHEDULES

1.1– Furiex Pharmaceuticals, Inc. Balance Sheet

1.2 – Furiex Pharmaceuticals, Inc. Pro Forma Balance Sheet

ii

SEPARATION AND DISTRIBUTION AGREEMENT

THIS SEPARATION AND DISTRIBUTION AGREEMENT (including all Exhibit and Schedules hereto, the “Agreement”), dated as of June 14, 2010, is entered into by and between Pharmaceutical Product Development, Inc., a North Carolina corporation (“PPD”), and Furiex Pharmaceuticals, Inc., a Delaware corporation (“Furiex”) (each a “Party” and collectively, the “Parties”). Capitalized terms used herein and not otherwise defined shall have the respective meanings assigned to them in Article I hereof.

R E C I T A L S

WHEREAS, the Board of Directors of PPD has determined that it is appropriate, desirable and in the best interests of PPD and its shareholders to separate its compound partnering business from its core contract research organization business by means of the Distribution, all as more fully described in this Agreement and the Ancillary Agreements (the “Separation”);

WHEREAS, in order to effect the Separation, the Board of Directors of PPD has further determined that it is appropriate, desirable and in the best interests of PPD and its shareholders that Furiex has been created and into Furiex PPD has and will cause the compound partnering business, cash and other assets to be contributed to the capital of Furiex in a series of transactions that are intended to qualify for tax-free treatment under the Internal Revenue Code of 1986, as amended;

WHEREAS, in order to effect the Separation, the Board of Directors of PPD has further determined that it is appropriate, desirable and in the best interests of PPD and its shareholders to distribute to holders of shares of PPD Common Stock, on a pro rata basis, all of the issued and outstanding shares of common stock, par value $0.001 per share, of Furiex (such shares, the “Furiex Common Stock”, and such distribution, the “Distribution”); and

WHEREAS, the Parties intend in this Agreement to set forth the principal corporate arrangements between the Parties with respect to the Separation and the Distribution.

NOW, THEREFORE, in consideration of the foregoing and the terms, conditions, covenants and provisions of this Agreement, PPD and Furiex mutually covenant and agree as follows:

ARTICLE I

DEFINITIONS

1.1 General. As used in this Agreement, the following capitalized terms shall have the following meanings:

“Action” shall mean any demand, action, suit, countersuit, arbitration, inquiry, proceeding or investigation by or before any federal, state, local, foreign or international Governmental Authority or any arbitration or mediation tribunal.

“Affiliate” shall mean, when used with respect to a specified Person, a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such specified Person, including, without limitation, a Subsidiary (as defined below). As used herein, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities or other interests, by contract or otherwise; provided that if control is deemed solely on the basis of ownership of voting securities or other interests, such ownership must be in excess of fifty percent (50%) of the then outstanding shares of common stock or the combined voting power of such Person.

“Agent” shall have the meaning set forth in Section 3.1(a).

“Ancillary Agreements” shall mean all of the agreements, instruments, understandings, assignments or other arrangements entered into in connection with the transactions contemplated hereby, including, without limitation, the Transition Services Agreement, the Master Development Services Agreement, the Sublease Agreement, License Agreements, Tax Sharing Agreement and Employee Matters Agreement.

“Assets” shall mean assets, properties, claims and rights (including goodwill), wherever located (including in the possession of vendors or other Third Parties or elsewhere on behalf of the owner), of every kind, character and description, whether real, personal or mixed, tangible, intangible or contingent, in each case whether or not recorded or reflected or required to be recorded or reflected on the records or financial statements of any Person, including the following:

(i) all accounting and other legal and business books, records, ledgers and files, whether printed, electronic or written;

(ii) all computers and other electronic data processing and communications equipment, fixtures, machinery, equipment (including, without limitation, all laboratory equipment and related materials), furniture, office equipment, vehicles and other transportation equipment, special and general tools, test devices, prototypes and models and other tangible personal property;

(iii) all inventories of products, goods, materials, parts, raw materials and supplies;

(iv) all interests in real property of whatever nature, including easements, whether as owner, mortgagee or holder of a Security Interest in real property, lessor, sublessor, lessee, sublessee or otherwise;

(v) all interests in any capital stock or other equity interests of any Subsidiary or any other Person or other securities issued by any Subsidiary or any other Person, all loans, advances or other extensions of credit or capital contributions to any Subsidiary or any other Person and all other investments in securities of any Person;

(vi) all Contracts and any rights or claims (whether accrued or contingent) arising under any Contracts;

(vii) all deposits and letters of credit;

(viii) all written (including in electronic form) technical information, data, specifications, research and development information, engineering drawings and specifications, operating and maintenance manuals, and materials and analyses prepared by consultants and other Third Parties;

(ix) all Intellectual Property;

(x) all Software;

(xi) all cost information, sales and pricing data, customer prospect lists, supplier records, customer and supplier lists, customer and vendor data, correspondence and lists, product data and literature, artwork, design, development and business process files and data, vendor and customer drawings, specifications, quality records and reports and other books, records, studies, surveys, reports, plans and documents;

(xii) all prepaid expenses, trade accounts and other accounts;

(xiii) all rights under Contracts, all claims or rights against any Person, whether arising in tort, contract or otherwise, whether accrued or contingent;

(xiv) all rights under insurance policies and all rights in the nature of insurance, indemnification or contribution;

(xv) all licenses, permits, approvals and authorizations which have been issued by any Governmental Authority;

(xvi) all cash or cash equivalents, bank accounts, brokerage accounts, lock boxes and other deposit arrangements; and

(xvii) all interest rate, currency, commodity or other swap, collar, cap or other hedging or similar Contracts or arrangements.

“Change in Control” shall mean the occurrence, after the date hereof, of any of the following events: (a) the acquisition by a person, entity, or “group”, within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) of securities of a Party that results in such person, entity or group having beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than 50% of either the then outstanding shares of common stock or the combined voting power of such Party’s then outstanding voting securities entitled to vote generally in the election of directors or; (b) approval by a Party’s shareholders of a reorganization, merger or consolidation, in each case, with respect to which persons who were such Party’s shareholders immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than 50% of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated then outstanding securities; or (c) approval of the board of directors and, if required, a Party’s shareholders of a liquidation or dissolution of such Party (other than pursuant to the United States Bankruptcy Code) or the sale of all or substantially all of the assets of such Party.

“Combined Books and Records” shall have the meaning set forth in Section 8.1(c).

“Commission” shall mean the United States Securities and Exchange Commission or any successor agency thereto.

“Compound Business” shall mean all of the business and operations of the compound partnering business of PPD as described in the Form 10, except as may be part of the Excluded Assets.

“Consents” shall mean any consents, waivers or approvals from, or notification requirements to any Third Parties.

“Contract” shall mean any contract, obligation, indenture, agreement, lease, purchase order, commitment, permit, license, note, bond, mortgage, arrangement or undertaking (whether written or oral and whether express or implied) that is legally binding on any Person or any part of its property under applicable Law, but excluding this Agreement and any Ancillary Agreement save as otherwise expressly provided in this Agreement or any Ancillary Agreement.

“Distribution” shall have the meaning set forth in the recitals hereto.

“Distribution Date” shall mean the date on which the Distribution is effective as established by PPD.

“Effective Time” shall mean 11:59 p.m., Wilmington, North Carolina, time on the Distribution Date, at which time the Distribution is effective.

“Exchange” as it relates to Furiex shall mean the NASDAQ Global Market, and as it relates to PPD shall mean the NASDAQ Global Select Market.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time that reference is made thereto.

“Excluded Assets” shall mean (i) any and all Assets of PPD except as expressly transferred to Furiex pursuant to this Agreement, (ii) all clinical research organization services to be performed by any member of the PPD Group under any Contract that is a Furiex Asset, (iii) the clinical research organization services to be performed pursuant to and all rights under Section 4.9 of the Agreement, dated July 13, 2005, by and among Takeda San Diego, Inc., Takeda Pharmaceutical Company Limited, Development Partners, LLC and PPD, and (iv) all Assets of the dermatology therapeutic discovery unit of PPD.

“Form 10” shall mean the registration statement on Form 10 filed by Furiex with the Commission relating to the Furiex Common Stock, as amended from time to time.

“Former Furiex Employee” shall mean, as of the Effective Time, any individual who, on or before the Distribution Date, terminated employment with PPD or its predecessors or any member of the PPD Group and whose principal services to the PPD Group related to the Compound Business.

“Former PPD Employee” shall mean, as of the Effective Time, any individual who, on or before the Distribution Date, terminated employment with PPD or its predecessors or any member of the PPD Group and is not listed on Exhibit A to this Agreement, other than any Former Furiex Employee.

“Governmental Approvals” shall mean any notices, reports or other filings to be made, or any consents, registrations, approvals, permits or authorizations to be obtained from, any Governmental Authority.

“Governmental Authority” shall mean any federal, state, local, foreign or international court, government department, commission, board, bureau, agency, official or other regulatory, administrative or governmental authority.

“Group” shall mean either the PPD Group or the Furiex Group.

“Indemnifying Party” shall have the meaning set forth in Section 5.4(a).

“Indemnitee” shall have the meaning set forth in Section 5.4(a).

“Indemnity Payment” shall have the meaning set forth in Section 5.4(a).

“Information” shall mean information, whether or not patentable or copyrightable, in written, oral, electronic or other tangible or intangible forms, stored in any medium, including without limitation, studies, reports, records, books, contracts, instruments, surveys, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, computer programs or other software, marketing plans, customer names, communications by or to attorneys (including attorney-client privileged communications), memos and other materials prepared by attorneys or under their direction (including attorney work product), communications and materials otherwise related to or made or prepared in connection with or in preparation for any legal proceeding, and other technical, financial, employee or business information or data.

“Insurance Proceeds” shall mean those monies (i) received by an insured from an unaffiliated Third Party insurer under any Policy, or (ii) paid by such Third Party insurer on behalf of an insured under any Policy, in either case net of any applicable premium adjustment, retrospectively-rated premium, deductible, retention, or cost of reserve paid or held by or for the benefit of such insured.

“Insured PPD Liabilities” shall mean that portion of any Liability of PPD to the extent, and only to the extent, that, with respect to such portion of such Liability, Insurance Proceeds of the Policies are actually recoverable by a member of the Furiex Group directly, as a holder, successor in interest or permitted assignee under the terms of the Policies in accordance with applicable Law, and not by any member of the PPD Group.

“Insured Furiex Liabilities” shall mean that portion of any Furiex Liability to the extent, and only to the extent, that, with respect to such portion of such Liability, Insurance Proceeds of the Policies are actually recoverable by a member of the PPD Group directly, as a holder, successor in interest or permitted assignee under the terms of the Policies in accordance with applicable Law, and not by any member of the Furiex Group.

“Intellectual Property” shall mean all intellectual property and industrial property rights of any kind or nature, including all United States and foreign (i) patents, patent applications, patent disclosures, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions and extensions thereof, (ii) trademarks and all goodwill associated therewith, (iii) copyrights and copyrightable subject matter, whether statutory or common law, registered or unregistered and published or unpublished, (iv) rights of publicity, (v) moral rights and rights of attribution and integrity, (vi) rights in Software, (vii) trade secrets and all other confidential and proprietary information, know-how, inventions, improvements, processes, formulae, models and methodologies, (viii) rights to personal information, (ix) telephone numbers and internet protocol addresses, (x) applications and registrations for the foregoing, and (xi) rights and remedies against past, present, and future infringement, misappropriation, or other violation of the foregoing.

“Law” shall mean any United States or non-United States federal, national, supranational, state, provincial, local or similar statute, law, ordinance, regulation, rule, code, order, requirement or rule of law (including common law).

“Liabilities” shall mean any and all debts, liabilities, and obligations, whether accrued or fixed, known or unknown, absolute or contingent, matured or unmatured, reserved or unreserved, or determined or determinable of any kind or nature whatsoever, including those arising under any Law or Action, whether asserted or unasserted, or order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority, and those arising under any Contract or any fines, damages or equitable relief which may be imposed in connection with any of the foregoing and including all costs and expenses related thereto.

“Furiex Assets” shall mean:

(i) any and all Assets reflected in the Furiex Balance Sheet, and any and all Intellectual Property used primarily in the Compound Business, which have not been disposed of or removed from the Furiex Balance Sheet between the date of the Furiex Balance Sheet and the Distribution Date;

(ii) any and all Assets acquired by Furiex (or PPD on behalf of Furiex) after the date of the Furiex Balance Sheet that would be reflected in the balance sheet of Furiex as of the Distribution Date, if such balance sheet was prepared by Furiex in accordance with the same accounting principles under which the Furiex Balance Sheet was prepared (which Assets shall include cash and cash equivalents of $100 million to be transferred by PPD to Furiex on or prior to the date hereof as reflected in the Furiex Pro Forma Balance Sheet).

(iii) any and all other Assets primarily used or held for use in connection with the Compound Business, but only to the extent not used or held for use in the PPD Business; and

(iv) any and all Assets that are expressly contemplated by this Agreement or any Ancillary Agreement (or the Schedules hereto or thereto) to be transferred to Furiex.

For the avoidance of doubt, Furiex Assets shall not include (x) any cash or cash equivalents other than as described in clause (ii) above, (y) any net operating losses, research and development credits or other tax attributes of PPD and its Subsidiaries whether or not relating to the Furiex Group or the Compound Business, or (z) the Excluded Assets.

“Furiex Balance Sheet” shall mean the unaudited combined balance sheet of Furiex as of March 31, 2010 included in the Form 10 and attached hereto as Schedule 1.1.

“Furiex Books and Records” shall have the meaning set forth in Section 8.1(a).

“Furiex Employees” shall mean all employees listed on Exhibit A hereto.

“Furiex Group” shall mean Furiex and each Person that is an Affiliate of Furiex immediately after the Distribution Date or that becomes an Affiliate of Furiex after the Distribution Date.

“Furiex Liabilities” shall mean:

(i) any and all Liabilities reflected in the Furiex Balance Sheet and outstanding on the Distribution Date, other than (i) any Liabilities reflected in the Furiex Balance Sheet as a result of an allocation of liabilities for SEC accounting purposes and (ii) any Liabilities that are Separation-related expenses, including the Separation-related expenses included in “other accrued expenses” on the Furiex Pro Forma Balance Sheet;

(ii) any and all Liabilities resulting from or accrued in the operation of the Compound Business after the date of the Furiex Balance Sheet that would be reflected in the balance sheet of Furiex as of the Distribution Date if such balance sheet was prepared by Furiex in accordance with the same accounting principles under which the Furiex Balance Sheet was prepared, other than accounts payable due to parent and accrued liabilities that would be excluded from the Furiex Pro Forma Balance Sheet in accordance with the same principles under which the Furiex Pro Forma Balance Sheet was prepared;

(iii) any and all Liabilities asserted after the Distribution Date, including any employee-related Liabilities, relating to, arising out of or resulting from:

(1) the operation of the Compound Business or any other business conducted by any member of the Furiex Group, at any time prior to, on or after the Distribution Date (including any Liability relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative (whether or not such act or failure to act is or was within such Person’s authority));

(2) any act or omission by any Furiex Employee or other Person employed or contracted by Furiex or an affiliate of Furiex; or

(3) any Furiex Asset(s);

(iv) any and all other Liabilities of Furiex relating to, arising out of or resulting from Furiex’s performance or obligations under any Ancillary Agreement or this Agreement; and

(v) any and all Liabilities that are expressly contemplated by this Agreement or any Ancillary Agreement (or the Schedules hereto or thereto) to be transferred to Furiex.

For the avoidance of doubt, Furiex Liabilities shall not include any Liabilities based upon or relating to Actions involving PPD Employees or Former PPD Employees.

“Furiex Pro Forma Balance Sheet” shall mean the unaudited pro forma combined balance sheet of Furiex as of March 31, 2010 included in the Form 10 and attached hereto as Schedule 1.2.

“Operations Data” shall have the meaning set forth in Section 8.2.

“PPD Books and Records” shall have the meaning set forth in Section 8.1(b).

“PPD Business” shall mean all of the business and operations of PPD and its Subsidiaries other than the Compound Business.

“PPD Common Stock” shall mean the Common Stock, $0.05 par value per share, of PPD.

“PPD Employee” shall mean an active employee or an employee on vacation or on approved leave of absence (including maternity, paternity, family, sick leave, salary continuation, qualified military service under the Uniformed Services Employment and Reemployment Rights Act of 1994, and leave under the Family Medical Leave Act and other approved leaves) who, after the Effective Time, is employed or will be employed by PPD or any member of the PPD Group.

“PPD Group” shall mean PPD and each Person, other than any member of the Furiex Group, that is an Affiliate of PPD immediately after the Distribution Date or that becomes an Affiliate of PPD after the Distribution Date.

“PPD Liabilities” shall mean the Liabilities of the PPD Group which, for the avoidance of doubt, shall not include any Furiex Liabilities.

“Party” shall have the meaning set forth in the preamble hereof.

“Person” shall mean any natural person, firm, individual, corporation, business trust, joint venture, association, company, limited liability company, partnership, or other organization or entity, whether incorporated or unincorporated, or any governmental entity.

“Policies” shall mean insurance policies and insurance Contracts of any kind (other than life and benefits policies or Contracts), including without limitation primary, excess and umbrella policies, comprehensive general liability policies, director and officer liability, fiduciary liability, automobile, aircraft, property and casualty, business interruption, workers’ compensation and employee dishonesty insurance policies, bonds and self-insurance and captive insurance company arrangements, together with the rights, benefits and privileges thereunder.

“Record Date” shall mean the close of business on June 1, 2010, the date determined by the PPD Board of Directors as the record date for the Distribution.

“Rules” shall have the meaning set forth in Section 9.3.

“Security Interest” shall mean any mortgage, security interest, pledge, lien, charge, claim, option, right to acquire, voting or other restriction, right-of-way, covenant, condition, easement, encroachment, restriction on transfer, or other encumbrance of any nature whatsoever, excluding restrictions on transfer under security Laws.

“Separation” shall have the meaning set forth in the recitals hereto.

“Software” shall mean all computer programs (whether in source code, object code, or other form), algorithms, databases, compilations and data, and technology supporting the foregoing, and all documentation, including flowcharts and other logic and design diagrams, technical, functional and other specifications, and user manuals and training materials related to any of the foregoing.

“Subsidiary” shall mean any corporation or other organization whether incorporated or unincorporated of which at least a majority of the securities or interests having by the terms thereof ordinary voting power to elect at least a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by a Person or by any one or more of its Subsidiaries, or by such

Person and one or more of its Subsidiaries; provided, however that no Person that is not directly or indirectly wholly owned by any other Person shall be a Subsidiary of such other Person unless such other Person controls, or has the right, power or ability to control, that Person.

“Third Party” shall mean any Person other than PPD, any PPD Affiliate, Furiex and any Furiex Affiliate.

“Third-Party Claim” shall have the meaning set forth in Section 5.5(a).

1.2 References; Interpretation. References in this Agreement to the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires. The terms “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement (or the applicable Ancillary Agreement) as a whole (including all of the Schedules and Exhibit hereto and thereto) and not to any particular provision of this Agreement (or such Ancillary Agreement). Article, Section, Exhibit, Schedule and Appendix references are to the Articles, Sections, Exhibits, Schedules and Appendices to this Agreement (or the applicable Ancillary Agreement) unless otherwise specified. The word “including” and words of similar import when used in this Agreement (or the applicable Ancillary Agreement) shall mean “including, without limitation,” unless the context otherwise requires or unless otherwise specified. The word “or” shall not be exclusive.

ARTICLE II

THE SEPARATION

2.1 General. Subject to the terms and conditions of this Agreement, the Parties shall use, and shall cause their respective Affiliates to use, their respective commercially reasonable efforts to consummate the transactions contemplated hereby.

2.2 Transfer of Assets and Assumption of Liabilities.

(a) As of the date hereof and with effect immediately prior to the Effective Time, PPD shall and hereby does, on behalf of itself and the other members of the PPD Group, as applicable, transfer, contribute, assign, distribute and convey, or cause to be transferred, contributed, assigned, distributed and conveyed, to Furiex all of PPD’s and the other members’ of the PPD Group’s right, title and interest in and to the Furiex Assets (the “Transfer”) pursuant to, and so as to qualify as a series of tax-free transactions under the Internal Revenue Code of 1986, as amended.

(b) Furiex shall and hereby does accept the Transfer from PPD pursuant to Section 2.2(a), effective concurrently therewith.

(c) On or before the Distribution Date, PPD shall transfer, or caused to be transferred, the Furiex Employees to Furiex.

(d) Except as otherwise specifically set forth in this Agreement or any Ancillary Agreement, from and after the Effective Time, Furiex shall accept, assume (or, as applicable, retain), perform, discharge and fulfill, in accordance with their respective terms, all the Furiex Liabilities, in each case, unless specified otherwise in the definition of Furiex Liabilities, regardless of (i) when or where such Liabilities arose or arise, (ii) where or against whom such Liabilities are asserted or determined, (iii) which entity is named in any action associated with any Liability and (iv) whether the facts on which they are based occurred prior to, on or after the date hereof. Notwithstanding the foregoing, Furiex shall not assume any Liability attributable to the failure of PPD or its officers, directors, employees, agents or Affiliates to perform PPD’s obligations to Furiex pursuant to this Agreement or the Ancillary Agreements.

(e) If at any time (whether prior to or after the Effective Time) either Party hereto or any member of a Group shall receive or otherwise possess an Asset that is allocated to any other Person pursuant to this Agreement or any Ancillary Agreement, such Party shall promptly transfer or cause to be transferred, at such Party’s expense, for no additional consideration, such Asset, including any and all economic benefits generated from such Asset after the Effective Time, to such Party hereto (or any member of such Party’s Group).

(f) In furtherance of the Transfer and the assumption of the Furiex Liabilities by Furiex as set forth above, and simultaneously with the execution and delivery of this Agreement (i) PPD shall execute and deliver, and shall cause its Affiliates to execute and deliver, such bills of sale, stock powers, certificates of title, assignments of contracts and other instruments of transfer, conveyance and assignment as and to the extent necessary to evidence the Transfer and (ii) Furiex shall execute and deliver to PPD such bills of sale, stock powers, certificates of title, assumptions of contracts, indemnity agreements and other instruments of assumption as and to the extent necessary to evidence the valid and effective assumption of the Furiex Liabilities by Furiex.

2.3 Governmental Approvals; Consents.

(a) To the extent that the Separation requires any Governmental Approvals, the Parties shall use commercially reasonable efforts to obtain any such Governmental Approvals. If and to the extent that the valid, complete and perfected transfer or assignment to Furiex of any Furiex Assets would be a violation of applicable laws or require any Governmental Approval in connection with the Separation or the Distribution, then, unless PPD shall otherwise determine, the transfer or assignment to or from Furiex or one of its Subsidiaries, as the case may be, of such Furiex Assets or non-Furiex Assets, respectively, shall be automatically deemed deferred and any such purported transfer or assignment shall be null and void until such time as all legal impediments are removed and/or each of such Governmental Approval has been obtained.

(b) The Parties shall use commercially reasonable efforts to obtain any Consents required in connection with the transaction contemplated by this Agreement. Notwithstanding the foregoing, no Party shall be obligated to pay any consideration therefore to any Third Party from whom any such Consent, substitution or amendment is requested (unless such Party is fully reimbursed by the requesting Party).

2.4 Deferred Transfers.

(a) If the transfer or assignment of any Assets intended to be transferred or assigned hereunder is not consummated prior to the Effective Time, whether as a result of the provisions of Section 2.3 or for any other reason, then the Party retaining such Asset shall thereafter hold such Asset for the use and benefit of such Party entitled thereto if permitted by law.

(b) If and when the Consents and/or Governmental Approvals, or any other impediments to transfer, the absence of which caused the deferral of transfer of any Asset pursuant to Section 2.3 or otherwise, are obtained or removed (as appropriate), the transfer of the applicable Asset shall be effected in accordance with the terms of this Agreement and/or the applicable Ancillary Agreement.

(c) The Person retaining an Asset due to the deferral of the transfer of such Asset shall take such actions with respect to such Asset as may be reasonably requested by the Person entitled to the Asset.

(d) If a Party is unable to obtain, or to cause to be obtained, any such required Governmental Approvals, Consents, release, substitution or amendment pursuant to Section 2.3 or otherwise, that Party or a member of such Party’s Group shall continue to be bound by such Contract, license or other obligation (the “Non-assigned Liability”). Unless not permitted by Law or the terms thereof, the other Party or member of such Party’s Group (the “Liable Party”) shall, or shall cause a member of its Group to, pay, perform and discharge fully the Non-assigned Liability. The first Party shall not be obligated to extend, renew or otherwise cause a Non-assigned Liability, license or other obligation to remain in effect beyond the term in effect as of the Effective Time. The Liable Party shall indemnify the other Party and the members of such other Party’s Group and hold each of them harmless against any and all Liabilities arising in connection therewith; provided, that the Liable Party shall have no obligation to indemnify the other Party or any member of such other Party’s Group with respect to any matter to the extent that such other Party has engaged in any violation of Law or fraud in connection therewith. The other Party shall, without further consideration, promptly pay and remit, or cause to be promptly paid or remitted, to the Liable Party or to another member of the Liable Party’s Group, all money, rights and other consideration received by it or any member of its Group in respect of such performance by the Liable Party (unless any such consideration is an Excluded Asset). If and when any such Governmental Approval, Consent, release, substitution or amendment shall be obtained or such agreement, lease, license or other rights or obligations shall otherwise become assignable or capable of novation, the other Party shall promptly assign, or cause to be assigned, all rights, obligations and other Liabilities thereunder of any member of such other Party’s Group to the Liable Party or to another member of the Liable Party’s Group without payment of any further consideration and the Liable Party, or another member of such Liable Party’s Group, without the payment of any further consideration, shall assume such rights and obligations and other Liabilities.

2.5 Termination of Agreements. Except with respect to this Agreement and the Ancillary Agreements (and agreements expressly contemplated herein or therein to survive by their terms) on behalf of the Parties and their respective Groups, the Parties hereby terminate any and all written or oral agreements, arrangements, commitments or understandings, between or among them, effective as of the Effective Time; and each Party shall, at the reasonable request of the other Party, take, or cause to be taken, such other actions as may be necessary to effect the foregoing.

2.6 Disclaimer of Representations and Warranties. ON BEHALF OF THE PARTIES AND THEIR RESPECTIVE GROUPS, THE PARTIES UNDERSTAND AND AGREE THAT, EXCEPT AS EXPRESSLY SET FORTH HEREIN OR IN ANY ANCILLARY AGREEMENT, NO PARTY TO THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR

ANY OTHER AGREEMENT OR DOCUMENT CONTEMPLATED BY THIS AGREEMENT HEREBY OR THEREBY, IS REPRESENTING OR WARRANTING IN ANY WAY AS TO THE ASSETS, BUSINESSES OR LIABILITIES CONTRIBUTED, TRANSFERRED, DISTRIBUTED OR ASSUMED AS CONTEMPLATED HEREBY OR THEREBY, AS TO ANY CONSENTS OR GOVERNMENTAL APPROVALS REQUIRED IN CONNECTION HEREWITH OR THEREWITH, AS TO THE VALUE OR FREEDOM FROM ANY SECURITY INTERESTS OF, OR ANY OTHER MATTER CONCERNING, ANY ASSETS OF SUCH PARTY, OR AS TO THE ABSENCE OF ANY DEFENSES OR RIGHT OF SETOFF OR FREEDOM FROM COUNTERCLAIM WITH RESPECT TO ANY CLAIM OR OTHER ASSET, INCLUDING ANY ACCOUNTS RECEIVABLE, OF ANY PARTY, OR AS TO THE LEGAL SUFFICIENCY OF ANY CONTRIBUTION, DISTRIBUTION, ASSIGNMENT, DOCUMENT, CERTIFICATE OR INSTRUMENT DELIVERED HEREUNDER TO CONVEY TITLE TO ANY ASSET OR THING OF VALUE UPON THE EXECUTION, DELIVERY AND FILING HEREOF OR THEREOF. EXCEPT AS MAY EXPRESSLY BE SET FORTH HEREIN OR IN ANY ANCILLARY AGREEMENT, ALL SUCH ASSETS ARE BEING TRANSFERRED ON AN “AS IS,” “WHERE IS” BASIS AND SO LONG AS THE TRANSFEROR IS IN COMPLIANCE WITH THE TERMS OF THIS AGREEMENT RELATING TO THE TRANSFER, THE TRANSFEREE SHALL BEAR THE ECONOMIC AND LEGAL RISKS THAT (I) ANY CONVEYANCE SHALL PROVE TO BE INSUFFICIENT TO VEST IN THE TRANSFEREE GOOD AND MARKETABLE TITLE, FREE AND CLEAR OF ANY SECURITY INTEREST, AND (II) ANY NECESSARY CONSENTS OR GOVERNMENTAL APPROVALS ARE NOT OBTAINED OR THAT THE REQUIREMENTS OF LAWS, CONTRACTS, OR JUDGMENTS ARE NOT COMPLIED WITH.

ARTICLE III

THE DISTRIBUTION

3.1 The Distribution.

(a) Subject to Section 3.3, on or prior to the Distribution Date, for the benefit of and distribution to the holders of PPD Common Stock on the Record Date, PPD will deliver stock certificates, endorsed by PPD in blank, to the distribution agent, American Stock Transfer and Trust Company (the “Agent”), representing all of the outstanding and issued shares of Furiex Common Stock then owned by PPD or any member of the PPD Group. PPD shall instruct the Agent to electronically distribute the appropriate number of such shares of Furiex Common Stock to each such holder or designated transferee or transferees of such holder.

(b) Subject to Section 3.4, each holder of PPD Common Stock on the Record Date (or such holder’s designated transferee or transferees) will be entitled to receive in the Distribution as of the Effective Time one share of Furiex Common Stock for each twelve (12) shares of PPD Common Stock held of record on the Record Date. No action by any such shareholder shall be necessary for such shareholder (or such shareholder’s designated transferee or transferees) to receive the applicable number of shares of Furiex Common Stock.

(c) Furiex and PPD, as the case may be, will provide to the Agent any and all information required in order to complete the Distribution.

3.2 Actions in Connection with the Distribution.

(a) In connection with the Distribution, prior to the Distribution Date, PPD and Furiex shall have prepared and mailed to the holders of PPD Common Stock such information concerning Furiex, the Compound Business, operations and management, the Distribution, the Separation and such other matters as PPD shall reasonably determine and as required by law.

(b) Furiex shall have prepared, filed with the Commission and caused to become effective any registration statements or amendments thereto required to register any employee benefit and other plans necessary or appropriate in connection with the transactions contemplated by this Agreement, or any of the Ancillary Agreements. Furiex shall have prepared and, in accordance with applicable Law, filed with the Commission the Form 10, including amendments, supplements and any such other documentation which is necessary or desirable to effectuate the Distribution, and Furiex shall have obtained all necessary approvals from the Commission with respect thereto as soon as practicable.

(c) PPD and Furiex shall take all such action as may be necessary or appropriate under the securities or blue sky laws of the states or other political subdivisions of the United States or of other foreign jurisdictions in connection with the Distribution.

(d) PPD and Furiex shall take all reasonable steps necessary and appropriate to cause the conditions set forth in Section 3.3 to be satisfied and to effect the Distribution on the Distribution Date at the Effective Time.

(e) Furiex shall have prepared and filed an application for the original listing on the Exchange of the Furiex Common Stock to be distributed in the Distribution, and the Exchange shall have approved such application and provided the appropriate certification to the Commission.

(f) PPD shall have given the Exchange not less than ten (10) days’ advance notice of the Record Date in compliance with Rule 10b-17 under the Exchange Act.

(g) PPD and Furiex shall have cooperated to change the name, effective on or prior to the Distribution Date, of any entity that is part of Furiex and the Furiex Group as PPD and Furiex agree.

3.3 Conditions to Distribution. Subject to Section 3.2, the following are conditions to the consummation of Distribution. The conditions are for the sole benefit of PPD and shall not give rise to or create any duty on the part of PPD or the Board of Directors of PPD to waive or not waive any such condition:

(a) The Form 10 shall have been declared effective by the Commission, with no stop order in effect with respect thereto;

(b) All permits, registrations and consents required under the securities or blue sky laws of the states or other political subdivisions of the United States or of other foreign jurisdictions in connection with the Distribution shall have been obtained and be in full force and effect;

(c) The Internal Revenue Service shall have issued a favorable Private Letter Ruling ruling that the Distribution, and other related internal steps, is a tax-free distribution for U.S. federal income tax purposes;

(d) All material government approvals and other consents necessary to consummate the Distribution shall have been obtained and be in full force and effect;

(e) No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Distribution shall be in effect and no other event outside the control of PPD shall have occurred or failed to occur that prevents the consummation of the Distribution;

(f) The Board of Directors of PPD shall have authorized and approved the Distribution and not withdrawn such authorization and approval;

(g) All Ancillary Agreements shall have been entered into by the Parties; and

(h) No other events or developments shall have occurred that, in the sole discretion of the Board of Directors of PPD, would result in the Distribution having a material adverse effect on PPD or on the shareholders of PPD or not being in the best interest of PPD and its shareholders.

3.4 Fractional Shares. The Agent and PPD shall, as soon as practicable after the Distribution Date (a) determine the number of whole shares and fractional shares of Furiex Common Stock allocable to each holder of record or beneficial owner of PPD Common Stock as of close of business on the Record Date, (b) aggregate all such fractional shares into whole shares and sell the whole shares obtained thereby in open market transactions at then prevailing trading prices on behalf of holders who would otherwise be entitled to fractional share interests, and (c) distribute to each such holder, or for the benefit of each such beneficial owner, such holder’s or owner’s ratable share of the net proceeds of such sale, based upon the average gross selling price per share of Furiex Common Stock after making appropriate deductions for any amount required to be withheld for United States federal income tax purposes. The Agent, in its sole discretion, will determine the timing and method of selling such fractional shares, the selling price of such fractional shares and the broker-dealer to which such fractional shares will be sold, provided that the designated broker-dealer is not an Affiliate of PPD or Furiex. Neither PPD nor Furiex will pay any interest on the proceeds from the sale of fractional shares.

ARTICLE IV

INSURANCE

4.1 Pre-Distribution Date Insurance. On or prior to the Distribution Date, Furiex shall obtain at its cost a product liability continuum policy covering the Compound Business as of the date of this Agreement with an effective term of ten (10) years from the Effective Time, with coverage for product liability claims made after the Distribution Date but arising on or prior to the Distribution Date, in an amount agreed upon by Furiex and PPD, with PPD named as an additional insured under such policy.

4.2 Post-Distribution Date Insurance. Each of PPD and Furiex covenants to maintain appropriate insurance on its respective business for claims arising after the Distribution Date, and to use commercially reasonable efforts to have the other named as an additional insured thereunder.

ARTICLE V

RELEASES AND INDEMNIFICATION

5.1 Release of Pre-Distribution Claims.

(a) Except as otherwise provided in this Agreement or any Ancillary Agreement, Furiex, for itself and each member of the Furiex Group, their respective Affiliates and all Persons who at any time on or prior to the Distribution Date were directors, officers, agents or employees of any member of the Furiex Group (in each case, in their respective capacities as such), in each case, together with their respective heirs, executors, administrators, successors and assigns, do hereby, effective as of the Effective Time, remise, release and forever discharge PPD and the other members of the PPD Group, their respective Affiliates and all Persons who at any time on or prior to the Distribution Date were shareholders, directors, officers, agents or employees of any member of the PPD Group (in each case, in their respective capacities as such), in each case, together with their respective heirs, executors, administrators, successors and assigns, from the Furiex Liabilities.

(b) Except as otherwise provided in this Agreement or any Ancillary Agreement, PPD, for itself and each member of the PPD Group, their respective Affiliates and all Persons who at any time on or prior to the Distribution Date were directors, officers, agents or employees of any member of the PPD Group (in each case, in their respective capacities as such), in each case, together with their respective heirs, executors, administrators, successors and assigns, do hereby, effective as of the Effective Time, remise, release and forever discharge Furiex and the other members of the Furiex Group, their respective Affiliates and all Persons who at any time on or prior to the Distribution Date were shareholders, directors, officers, agents or employees of any member of the Furiex Group (in each case, in their respective capacities as such), in each case, together with their respective heirs, executors, administrators, successors and assigns, from the PPD Liabilities.

(c) Nothing contained in Section 5.1(a) and Section 5.1(b) shall impair or otherwise affect any right of any Party, or as applicable, a member of the Party’s Group, to enforce this Agreement, any Ancillary Agreement or any agreements, arrangements, commitments or understandings unrelated to the Separation and Distribution and explicitly contemplated in this Agreement or any Ancillary Agreement to continue in effect after the Distribution Date. In addition, nothing contained in Section 5.1(a) and Section 5.1(b) shall release any person from:

(i) any Liability assumed, transferred by, or assigned or allocated to, a Party or a member of such Party’s Group pursuant to or contemplated by this Agreement or any Ancillary Agreement;

(ii) any Liability provided in or resulting from any other Contract or understanding that is entered into on or after the Distribution Date between one Party (and/or a member of such Party’s Group), on the one hand, and the other Party (and/or a member of such Party’s Group), on the other hand; or

(iii) any Liability that the Parties may have with respect to indemnification or contribution pursuant to this Agreement or otherwise for claims brought against the Parties by a Third Party, which Liability shall be governed by the provisions of this Article 5 or, if applicable, the appropriate provisions of the Ancillary Agreements;

(d) Each Party shall not, and shall not permit any member of its Group to, make any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or indemnification, against any other Party or any member of any other Party’s Group, or any other Person released pursuant to Section 5.1(a) and Section 5.1(b), with respect to any and all Liabilities released pursuant to Section 5.1(a) and Section 5.1(b). If a Party breaches this Section 5.1(d), such breaching Party shall be liable for all related expenses, including without limitation, court costs, attorneys’ fees, and all other legal expenses of the other Party.

(e) It is the intent of each Party, by virtue of the provisions of this Section 5.1, to provide for a full and complete release and discharge of all Liabilities existing or arising from all acts and events occurring or failing to occur or alleged to have occurred or to have failed to occur and all conditions existing or alleged to have existed on or before the Distribution Date, whether known or unknown, between one Party (and/or a member of such Party’s Group) and the other Party (and/or a member of such other Party’s or parties’ Group) (including any contractual agreements or arrangements existing or alleged to exist between or among any such members on or before the Distribution Date), except as otherwise set forth in this Agreement.

(f) If any Person associated with a Party (including any director, officer or employee of a Party) initiates an Action with respect to claims released by this Section 5.1, the Party with which such Person is associated shall indemnify the other Party against such Action in accordance with the provisions set forth in this Article 5.

(g) At any time, at the request of any other Party, each Party shall cause each member of its respective Group and to the extent practicable each other Person on whose behalf it released Liabilities pursuant to this Section 5.1 to execute and deliver releases reflecting the provisions hereof.

5.2 Indemnification by Furiex. Except as otherwise provided in this Agreement or any Ancillary Agreement, following the Distribution Date, Furiex shall indemnify, defend and hold harmless PPD and its Affiliates and Group, including each of their respective directors and officers, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “PPD Indemnitees”), from and against any and all Liabilities and related losses of the PPD Indemnitees relating to, arising out of or resulting from any of the following:

(a) The failure of Furiex, and its Affiliates and Group to pay, perform or otherwise promptly discharge after the Distribution Date any Furiex Liabilities in accordance with their respective terms, including losses of the PPD Indemnitees resulting from their guarantee of license agreements and leases of Furiex or any of its subsidiaries;

(b) The Furiex Liabilities;

(c) Any untrue statement, alleged untrue statement, omission or alleged omission of a material fact in the Form 10, resulting in a misleading statement, with respect to all information contained in the Form 10; and

(d) Any breach by Furiex of this Agreement or any of the Ancillary Agreements.

5.3 Indemnification by PPD. Except as otherwise provided in this Agreement or any Ancillary Agreement, following the Distribution Date, PPD shall indemnify, defend and hold harmless Furiex and its Affiliates and Group, including each of their respective directors and officers, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “Furiex Indemnitees”), from and against any and all Liabilities and related losses of the Furiex Indemnitees relating to, arising out of or resulting from any of the following:

(a) The failure of PPD, its Affiliates and Group to pay, perform or otherwise promptly discharge after the Distribution Date any PPD Liabilities;

(b) The PPD Liabilities; and

(c) Any breach by PPD of this Agreement or any of the Ancillary Agreements.

5.4 Reduction for Insurance Proceeds and Other Recoveries.

(a) The amount that any Party is required to provide indemnification (the “Indemnifying Party”) to or on behalf of the Party entitled to such indemnification (the “Indemnitee”) pursuant to this Article 5, shall be reduced (retroactively or prospectively) by Insurance Proceeds or other amounts actually recovered from Third Parties on behalf of such Indemnitee in respect of the Liability or related loss. If an Indemnitee receives a payment as required by this Agreement from an Indemnifying Party in respect of any Liability or related loss (an “Indemnity Payment”) and subsequently receives Insurance Proceeds in respect of such Liability or related loss, then such Indemnitee shall hold such Insurance Proceeds in trust for the benefit of the Indemnifying Party (or Indemnifying Parties) and shall pay to the Indemnifying Party, as promptly as practicable after receipt, a sum equal to the amount of such Insurance Proceeds received, up to the aggregate amount of any payments received from the Indemnifying Party pursuant to this Agreement in respect of such indemnifiable loss of such Insurance Proceeds.

(b) An insurer who would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto or, solely by virtue of the indemnification provisions hereof, have any subrogation rights with respect thereto, it being expressly understood and agreed that no insurer or any other Third Party shall be entitled to a “windfall” (i.e., a benefit they would not be entitled to receive in the absence of the indemnification provisions) by virtue of the indemnification provisions hereof. Notwithstanding the foregoing, each member of the PPD Group and Furiex Group shall be required to use commercially reasonable efforts to collect or recover any available Insurance Proceeds.

5.5 Procedures For Indemnification of Third-Party Claims.

(a) If an Indemnitee shall receive notice or otherwise learn of the assertion by a Third Party of any claim or of the commencement by any such Person of any Action (collectively, a “Third-Party Claim”) with respect to which an Indemnifying Party may be obligated to provide indemnification to such Indemnitee, such Indemnitee shall give such Indemnifying Party and each Party to this Agreement, written notice thereof as soon as reasonably practicable, but no later than thirty (30) days after becoming aware of such Third-Party Claim. Any such notice shall describe the Third-Party Claim in reasonable detail. If any Party shall receive notice or otherwise learn of the assertion of a Third-Party Claim that may reasonably be determined to be a Liability of the Parties, such Party shall give the other Party to this Agreement written notice thereof within thirty (30) days after becoming aware of such Third-Party Claim. Any such notice shall describe the Third-Party Claim in reasonable detail. Notwithstanding the foregoing, the failure of any Indemnitee or other Party to give notice as provided in this Section 5.5(a) shall not relieve the related Indemnifying Party of its obligations under this Article 5, except to the extent that such Indemnifying Party is actually prejudiced by such failure to give notice.

(b) An Indemnifying Party shall be entitled to participate in the defense of any Third-Party Claim, at such Indemnifying Party’s own expense and by such Indemnifying Party’s own counsel; provided that if the defendants in any such claim include both the Indemnifying Party and one or more Indemnitees and in such Indemnitees’ reasonable judgment a conflict of interest between such Indemnitees and such Indemnifying Party exists in respect of such claim, such Indemnitees shall have the right to employ separate counsel and in that event the reasonable fees and expenses of not more than one separate counsel reasonably satisfactory to the Indemnifying Party shall be paid by such Indemnifying Party. Within thirty (30) days after the receipt of notice from an Indemnitee in accordance with Section 5.5(a) (or sooner, if the nature of such Third-Party Claim so requires), the Indemnifying Party shall notify the Indemnitee of its election whether the Indemnifying Party will assume responsibility for defending such Third-Party Claim. After notice from an Indemnifying Party to an Indemnitee of its election to assume the defense of a Third-Party Claim, such Indemnitee shall have the right to employ separate counsel and to participate in (but not control) the defense, compromise or settlement thereof, but the fees and expenses of such counsel shall be the expense of such Indemnitee.

(c) With respect to any Third-Party Claim, the Indemnifying Party and Indemnitees agree, and shall cause their respective counsel (if applicable), to cooperate fully (in a manner that will preserve all attorney-client privilege or other privileges) to mitigate any such claim and minimize the defense costs associated therewith.

(d) If an Indemnifying Party fails to assume the defense of a Third-Party Claim within thirty (30) days after receipt of written notice of such claim, the Indemnitee will, upon delivering notice to such effect to the Indemnifying Party, have the right to undertake the defense, compromise or settlement of such Third-Party Claim on behalf of and for the account of the Indemnifying Party subject to the limitations as set forth in this Section 5.5; provided, however, that such Third-Party Claim shall not be compromised or settled without the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, delayed or conditioned. If the Indemnitee assumes the defense of any Third-Party Claim, it shall keep the Indemnifying Party reasonably informed of the progress of any such defense, compromise or settlement. The Indemnifying Party shall reimburse all such costs and expenses of the Indemnitee as incurred, provided they must be promptly reimbursed by the Indemnitee if it is ultimately determined that the Indemnifying Party was not obligated to indemnify the Indemnitee for such Third-Party Claim. In no event shall an Indemnifying Party be liable for any settlement effected without its consent, which consent will not be unreasonably withheld, delayed or conditioned.

5.6 Additional Matters.

(a) Any claim on account of a Liability or related loss that does not result from a Third-Party Claim shall be asserted by written notice given by the Indemnitee to the related Indemnifying Party. Such Indemnifying Party shall have a period of 30 days after the receipt of such notice within which to respond thereto. If such Indemnifying Party does not respond within such period, such Indemnifying Party shall be deemed to have accepted responsibility to make payment. If such Indemnifying Party rejects such claim in whole or in part, such Indemnitee shall be free to pursue such remedies as may be available to such party as contemplated by this Agreement and the Ancillary Agreements.

(b) In the event of payment by or on behalf of any Indemnifying Party to any Indemnitee in connection with any Third-Party Claim, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnitee as to any events or circumstances in respect of which such Indemnitee may have any right, defense or claim relating to such Third-Party Claim against any claimant or plaintiff asserting such Third-Party Claim or against any other person. Such Indemnitee shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right, defense or claim.

(c) In the event of an Action in which the Indemnifying Party is not a named defendant, if the Indemnifying Party shall so request, the Parties shall endeavor to substitute the Indemnifying Party for the named defendant, and add the Indemnifying Party as a named defendant if at all practicable. If such substitution or addition cannot be achieved for any reason or is not requested, the named defendant shall allow the Indemnifying Party to manage the Action as set forth in this Section and, subject to Section 5.5 with respect to Liabilities, the Indemnifying Party shall fully indemnify the named defendant against all costs of defending the Action (including court costs, sanctions imposed by a court, attorneys’ fees, experts’ fees and all other external expenses), the costs of any judgment or settlement, and the cost of any interest or penalties relating to any judgment or settlement.

5.7 Survival of Indemnities. The rights and obligations of each Party and their respective Indemnitees under this Article 5 shall survive the sale or other transfer by any Party or its Affiliates of any Assets or businesses or the assignment by it of any and all Liabilities.

ARTICLE VI

CERTAIN COVENANTS AND OTHER AGREEMENTS OF THE PARTIES

6.1 Restrictions on Employee Solicitation and Hiring. Following the transfer of employees from PPD to Furiex pursuant to this Agreement, none of PPD or Furiex or their respective Groups from the Distribution Date through and including the two (2) year anniversary of the Distribution Date, without prior written consent of the applicable Party, may solicit, aid, encourage or induce any employee to terminate or breach an employment, contractual or other relationship with the other Party (or its Affiliates), hire or otherwise employ any employee of the other Party; provided, however, that nothing in this Section 6.1 shall be deemed to prohibit any general solicitation for employment through advertisements and search firms not specifically directed at employees of such other applicable Party; provided, further, that the applicable Party has not encouraged or advised such firm to approach any such employee.

6.2 Restrictions on Director Tenure. In no event shall Dr. Stuart Bondurant, as long as he remains a member of the board of directors, or otherwise an Affiliate, of PPD, serve as a Furiex Director after the three (3) year anniversary of the Distribution Date.

6.3 Legal Names. As soon as reasonably practicable and in any event within 60 days of the Distribution Date, each Party shall (i) cease to make any use of the other Party’s respective name, other than as required in Commission filings and other public disclosures like earnings press releases, and any trademarks related thereto or containing or comprising the foregoing, including any name or mark confusingly similar thereto or dilutive thereof (the “Marks”), (ii) take all steps necessary, and fully cooperate with the other Party and its Affiliates, to remove the Marks from any corporate, trade, and assumed names and cancel any recordation of such names with any Governmental Authority, and change any corporate, trade, and assumed name that uses the Marks to a name that does not include the Marks or any variation, derivation, or colorable imitation thereof and (iii) remove, strike over or otherwise obliterate all Marks from (or otherwise not use) in all materials owned by each Party and its Affiliates, including without limitation, any business cards, stationary, packaging materials, displays, signs, promotional and advertising materials, and other materials or media including any internet usage or domain names that include the Marks.

ARTICLE VII

CONFIDENTIALITY

7.1 Confidentiality.

(a) Notwithstanding any termination of this Agreement and subject to Section 7.2, each Party agrees to hold, and to cause its respective Groups, Affiliates, directors, officers, employees, agents, accountants, counsel and other advisors and representatives to hold, in strict confidence, and undertake all reasonable precautions to safeguard and protect the confidentiality of, all Information concerning or relating to the other Party that is in its possession after the Distribution Date or furnished by or on behalf of the other Party or its respective directors, officers, employees, agents, accountants, counsel and other advisors and representatives at any time pursuant to this Agreement, any Ancillary Agreement or otherwise, and shall not use any such Information other than for such purposes as shall be expressly permitted hereunder or thereunder, except, in each case, to the extent that such Information has been (i) in the public domain through no fault of such Party, their respective Group or any of their respective directors, officers, employees, agents, accountants, counsel and other advisors and representatives, (ii) lawfully acquired from other sources, which are not bound by a confidentiality obligation, by such Party or their respective Group, or (iii) independently generated without reference to any proprietary or confidential Information of the other Party.

(b) Each Party agrees not to release or disclose, or permit to be released or disclosed, any such Information to any other Person, except its directors, officers, employees, agents, accountants, counsel and other advisors and representatives who need to know such Information and who are informed and advised that the Information is confidential and subject to the obligations hereunder, except in compliance with Section 7.2. Without limiting the foregoing, when any Information is no longer needed for the purposes contemplated by this Agreement or any Ancillary Agreement, each Party will promptly after request of the other Party either (i) destroy all copies of the Information in such Party’s possession, custody or control (including any that may be stored in any computer, word processor, or similar device, to the extent not commercially impractical to destroy such copies) including, without limitation, any copies, summaries, analyses, compilations, reports, extracts or other reproductions, in whole or in part, of such written, electronic or other tangible material or any other materials in written, electronic or other tangible format based on, reflecting or containing Information prepared by such Party, and/or (ii) return to the requesting Party, at the expense of the requesting Party, all copies of the Information furnished to such Party by or on behalf of the requesting Party.

7.2 Protective Arrangements. In the event that either Party their respective Group, either (i) determines after consultation with counsel, in the opinion of such counsel that it is required by law or stock exchange regulation to disclose any Information or (ii) receives any demand under lawful process or from any Governmental Authority to disclose or provide Information of the other Party or their respective Group that is subject to the confidentiality provisions hereof, such Party shall notify the other Party prior to disclosing or providing such Information and shall cooperate at the expense of the requesting party (and to the extent legally permissible) in seeking any reasonable protective arrangements requested by such other Party. Subject to the foregoing, the Party that received such request may thereafter (1) furnish only that portion of the Confidential Information that is legally required, (2) give notice to the other Party of the information to be disclosed as far in advance as is practical, and (3) exercise reasonable best efforts to obtain reliable assurance that the confidential nature of such Information shall be maintained.

ARTICLE VIII

ACCESS TO INFORMATION AND SERVICES

8.1 Provision of Corporate Records.

(a) Except as otherwise provided in any Ancillary Agreement, upon the prior written request by Furiex for specific and identified books and records that relate to (x) Furiex or the conduct of the Compound Business, as the case may be, up through the Distribution Date, or (y) any Ancillary Agreement to which Furiex and PPD are parties (the “Furiex Books and Records”), PPD shall provide, as soon as reasonably practicable but no later than sixty (60) days following the date of such request, for the transport of the Furiex Books and Records in its possession or control, except to the extent such items are already in the possession of Furiex or a Furiex Affiliate, at the expense of Furiex to a location provided by Furiex.

(b) Except as otherwise provided in any Ancillary Agreement, upon the prior written request by PPD for specific and identified books and records which relate to (x) PPD or the conduct of the PPD Business, as the case may be, up through the Distribution Date, or (y) any Ancillary Agreement to which Furiex and PPD are parties (the “PPD Books and Records”), Furiex shall provide, as soon as reasonably practicable but no later than sixty (60) days following the date of such request, for the transport of the PPD Books and Records in its possession or control, except to the extent such items are already in the possession of PPD or a PPD Affiliate, at the expense of PPD to a location provided by PPD.

(c) With respect to books and records that relate to both the Compound Business and the PPD Business (the “Combined Books and Records”), (i) the Parties shall use good faith efforts to divide such Combined Books and Records into Furiex Books and Records and PPD Books and Records, as appropriate, and (ii) to the extent such Combined Books and Records are not so divided, each Party shall each keep and maintain copies of such Combined Books and Records as reasonably appropriate under the circumstances, subject to applicable confidentiality provisions hereof and of any Ancillary Agreement.

8.2 Access to Information. Except as otherwise provided in an Ancillary Agreement, from and after the Distribution Date, PPD shall provide Furiex and its authorized accountants, counsel and other designated representatives reasonable access and duplicating rights during normal business hours to all records, books, contracts, instruments, computer data and other data and information relating to pre-Distribution operations of the Compound Business (collectively, “Operations Data”) within PPD’s possession or control (including using commercially reasonable efforts to give access to persons or firms possessing information) insofar as such access is reasonably required by Furiex for the conduct of the Compound Business, subject to appropriate restrictions for classified, confidential or privileged information. Similarly, except as otherwise provided in an Ancillary Agreement, Furiex shall provide PPD and its authorized accountants, counsel and other designated representatives reasonable access (including using commercially reasonable efforts to give access to persons or firms possessing information) and duplicating rights during normal business hours to Operations Data, within Furiex’s possession, insofar as such access is reasonably required by PPD for the conduct of the PPD Business, subject to appropriate restrictions for classified, confidential or privileged information. Operations Data and other documents may be requested under this Article 8 for the legitimate business purposes of either Party, including, without limitation, audit, accounting, claims (including for indemnification hereunder), litigation and tax purposes, as well as for purposes of fulfilling disclosure and reporting obligations and for performing under this Agreement and the transactions contemplated hereby.

8.3 Production of Witnesses. At all times after the Distribution Date, each of Furiex and PPD shall use commercially reasonable efforts to make available to the other, upon prior written request, its and its Subsidiaries’ officers, directors, employees and agents as witnesses to the extent that such Persons are reasonably required in connection with any Action.

8.4 Reimbursement. Except to the extent otherwise contemplated in any Ancillary Agreement, a Party providing Operations Data or witness services to the other Party under this

Article 8 shall be entitled to receive from the recipient, upon the presentation of invoices therefor, payments of such amounts, relating to supplies, disbursements and other out-of-pocket expenses (at cost) and direct and indirect expenses of employees who are witnesses or otherwise furnish assistance (at cost), as reasonably incurred in providing such Operations Data or witness services.

8.5 Privileged Matters. To allocate the interests of each Party with respect to privileged information, the Parties agree as follows:

(a) PPD shall be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged information that relates solely to the PPD Business, whether or not the privileged information is in the possession of or under the control of PPD or Furiex. PPD shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged information that relates solely to the subject matter of any claims constituting Liabilities of PPD and the PPD Group, now pending or asserted in the future, in any lawsuits or other Actions initiated against or by PPD, whether or not the privileged information is in the possession of or under the control of PPD or Furiex.

(b) Furiex shall be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged information that relates solely to the Compound Business, whether or not the privileged information is in the possession of or under the control of PPD or Furiex. Furiex shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged information that relates solely to the subject matter of any claims constituting Furiex Liabilities, now pending or asserted in the future, in any lawsuits or other Actions initiated against or by Furiex, whether or not the privileged information is in the possession of Furiex or under the control of PPD or Furiex.

(c) PPD and Furiex agree that they shall have a shared privilege, with equal right to assert or waive, subject to the restrictions of this Section 8.5, with respect to all privileges not allocated pursuant to the terms of Sections 8.5(a) and (b). All privileges relating to any claims, proceedings, litigation, disputes or other matters that involve both PPD and Furiex in respect of which PPD and Furiex retain any responsibility or liability under this Agreement shall be subject to a shared privilege.

(d) No Party may waive any privilege which could be asserted under any applicable law, if the other Party has a shared privilege, without the consent of the other Party, except to the extent reasonably required in connection with any litigation with Third Parties or as provided in Section 8.5(e) below. Such consent shall be in writing, or shall be deemed to be granted unless written objection is made within twenty (20) days after notice upon the other Party requesting such consent.

(e) In the event of any litigation or dispute between a member of the PPD Group and a member of the Furiex Group, either Party may waive a privilege in which the other Party has a shared privilege, without obtaining the consent of the other Party, provided that such waiver of a shared privilege shall be effective only as to the use of information with respect to the litigation or dispute between the PPD Group and the Furiex Group, and shall not operate as a waiver of the shared privilege with respect to Third Parties.

(f) If a dispute arises between the Parties regarding whether a privilege should be waived to protect or advance the interest of either Party, each Party agrees that it shall negotiate in good faith, shall endeavor to minimize any prejudice to the rights of the other Party, and shall not unreasonably withhold, delay or condition consent to any request for waiver by the other Party. Each Party specifically agrees that it will not withhold, delay or condition consent to waiver for any purpose except to protect its own legitimate interests.

(g) Upon receipt by any Party of any subpoena, discovery or other request that arguably calls for the production or disclosure of information subject to a shared privilege or as to which the other Party has the sole right hereunder to assert a privilege, or if any Party obtains knowledge that any of its current or former directors, officers, agents or employees has received any subpoena, discovery or other request that arguably calls for the production or disclosure of such privileged information, such Party shall promptly notify the other Party of the existence of the request and shall provide the other Party a reasonable opportunity to review the information and to assert any rights it may have under this Section 8.5 or otherwise to prevent the production or disclosure of such privileged information.

(h) The transfer of all Information pursuant to this Agreement is made in reliance on the agreement of PPD and Furiex, as set forth in Sections 8.4 and 8.5 and elsewhere in this Agreement, to maintain the confidentiality of privileged information and to assert and maintain applicable privileges. The access to information being granted pursuant to Sections 8.1 and 8.2, the agreement to provide witnesses and individuals pursuant to Section 8.3 and the transfer of privileged information between the PPD Group and the Furiex Group pursuant to this Agreement shall not be deemed a waiver of any privilege that has been or may be asserted under this Agreement or otherwise.

8.6 Confidentiality of Books, Records and Information. Notwithstanding anything to the contrary in this Agreement, in the event a party determines that any books, records, Operational Data or any other Information requested by the other pursuant to this Article is the confidential information of a Third Party pursuant to any a Third-Party Contract not assigned to the other, the first party shall use commercially reasonable efforts to obtain consent to disclose to the other and shall not be required to disclose any such books, records, Operational Data or other Information to the extent it contains such confidential information and it cannot obtain such consent.

ARTICLE IX

DISPUTE RESOLUTION

9.1 Disputes. PPD and Furiex recognize that disputes might arise during the effectiveness of this Agreement and the Ancillary Agreements that relate to either Party’s rights and obligations hereunder or thereunder. It is the objective of the Parties to establish procedures to facilitate the resolution of disputes arising under this Agreement and the Ancillary Agreements in an expedient manner by mutual cooperation and without resort to litigation. To accomplish this objective, the Parties agree to follow the procedures set forth in this Article if and when a dispute arises under this Agreement or the Ancillary Agreements. In the event of a dispute between the Parties, either Party may, by written notice to the other, have such dispute referred to their respective principal executive officers for attempted resolution by good faith negotiations. In the event that, for any reason, the principal executive officers are not able to resolve such dispute within 14 days after receipt of notice, then at the request of any Party the dispute shall be resolved as provided in Section 9.2 or as otherwise provided in the Ancillary Agreements.

9.2 Arbitration. Any dispute, controversy or claim arising out of or relating to this Agreement or the Ancillary Agreements, including, without limitation, disputes relating to breach, validity or termination thereof, that has not been resolved in accordance with Section 9.1 herein shall, at the request of any Party be finally resolved by binding arbitration in the manner described below. To the extent any Ancillary Agreement contains arbitration provisions that conflict with the terms and conditions of this Section 9.2, the terms and conditions of such Ancillary Agreement shall control.

9.3 Arbitration Procedure. The arbitration shall be conducted in accordance with the American Arbitration Association (“AAA”) Rules for Commercial Arbitration (the “Rules”) then in effect, except as herein:

(a) If a Party intends to begin an arbitration to resolve a dispute, such Party shall provide written notice to the other Party in accordance with the Rules which notice shall include a complete listing of all the issues to be resolved in the arbitration. The other party may in the notice of defense, add additional issues to be resolved.

(b) If the amount in controversy is $5 million or less (including all claims and counterclaims) there shall be one arbitrator who shall be agreed upon by the Parties within 30 days of receipt by respondent of a copy of the demand for arbitration. If the amount in controversy is more than $5 million (including all claims and counterclaims) there shall be three neutral and impartial arbitrators, one of whom shall be appointed by each of the Parties in accordance with the Rules, and the third arbitrator, who shall chair the arbitral tribunal, shall be appointed by the Parties within 15 days of the appointment of the second arbitrator. If any arbitrator is not appointed within the time limit provided herein, such arbitrator shall be appointed by the AAA in accordance with the Rules. Any arbitrator appointed by the AAA shall be a retired judge or a practicing attorney with no less than 15 years of experience with large commercial cases and an experienced arbitrator. Each arbitrator shall be neutral, disinterested, impartial, and independent of the Parties and others having any known interest in the outcome, and shall abide by the AAA/ABA Code of Ethics for Arbitrators in Commercial Disputes. Except with regard to selection of the third arbitrator by the party-appointed arbitrators, there shall be no ex parte communications with the arbitrator(s) during the arbitration.

(c) By agreeing to arbitration, the Parties do not intend to deprive any court of its jurisdiction to issue a pre-arbitral injunction, pre-arbitral attachment, or other order in aid of arbitration proceedings and the enforcement of any award. Without prejudice to such provisional remedies as may be available under the jurisdiction of a court, the arbitral tribunal shall have full authority to grant provisional remedies and to direct the Parties to request that any court modify or vacate any temporary or preliminary relief issued by such court, and to award damages for the failure of any Party to respect the arbitral tribunal’s orders to that effect.

(d) The arbitration shall be conducted and the award shall be rendered in Raleigh, North Carolina.

(e) The Parties shall have the right to undertake limited and focused documentary discovery and, as may be expressly authorized by the arbitrator(s) limited depositions of no more than five per party and of limited duration, upon a determination that such depositions are reasonably necessary to enable the requesting Party to prepare and present its claims and/or defenses at the hearing.

(f) The arbitration hearing on the merits shall be held as soon as practicable, if possible no later than 120 days following the date of the appointment of the sole or third arbitrator, or as soon thereafter as is practicable. The arbitrator(s) must hold an oral hearing, but may impose reasonable time limits on each phase of the proceeding and may limit testimony to exclude evidence that would be immaterial or unduly repetitive, provided that all Parties are afforded the opportunity to present material and relevant evidence and that each Party is given at least an approximately equal amount of time for presentation of its case. The arbitrator(s) shall require witnesses to testify under oath if requested by any Party. Any Party desiring a stenographic record may, at their own cost, secure a court reporter to attend the proceedings. When the arbitrator(s) determine that all relevant and material evidence and arguments have been presented, the arbitrator(s) will declare the hearing closed. The arbitrator(s) may defer the closing of the hearing for up to 10 days to permit the Parties to submit post-hearing briefs.

(g) The arbitrator(s) may award any remedy allowed by law, including money damages, prejudgment interest and attorneys’ fees, and to grant final, complete, interim, or interlocutory relief, including specific performance or any other form of permanent injunctive relief. Notwithstanding the foregoing, punitive, exemplary or multiple damages may not be awarded. Judgment upon any arbitration award hereunder may be entered and enforced in any court having jurisdiction thereof. In rendering the award, the arbitrator(s) shall apply the substantive law of the State of North Carolina, without regard to its conflict of laws provisions. The interpretation of and enforcement of this Article shall be governed by the Federal Arbitration Act. The arbitrator(s) will render the award and its decisions within 30 days following the date of the closing of the hearing or as soon thereafter as practicable. The decision and award of the arbitrator(s) will be final and binding on the Parties and may be entered and enforced in any court having jurisdiction.

9.4 Confidentiality. The arbitration proceeding shall be confidential and the arbitrator(s) shall issue appropriate protective orders to safeguard each Party’s confidential Information. Except as required by law, no Party shall make (or instruct the arbitrator(s) to make) any public announcement with respect to the proceedings or decision of the arbitrator(s) without prior written consent of each other Party. The existence of any dispute submitted to arbitration, and the award, shall be kept in confidence by the Parties and the arbitrator(s), except as may be required in connection with the enforcement of such award or as otherwise required by applicable law or regulatory authority.

9.5 Limitation of Liability. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR CONSEQUENTIAL, SPECIAL OR PUNITIVE DAMAGES, INCLUDING, WITHOUT LIMITATION, LOST PROFITS AND BUSINESS INTERRUPTION.

ARTICLE X

FURTHER ASSURANCES

10.1 Further Assurances. In addition to and without limiting the actions specifically provided in this Agreement, each of the Parties hereto shall use its commercially reasonable efforts, prior to, on and after the Distribution Date, to take, or cause to be taken, all actions, and to do, or cause to be done, all things, reasonably necessary, proper or advisable under applicable laws, regulations and agreements to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements.

Without limiting the foregoing, prior to, on and after the Distribution Date, each Party hereto shall cooperate with the other Party, and without any further consideration, but at the expense of the requesting Party, to execute and deliver, or use its commercially reasonable efforts to cause to be executed and delivered, all instruments, including instruments of conveyance, assignment and transfer, and to make all filings with, and to obtain all consents, approvals or authorizations of, any Governmental Authority or any other Person under any permit, license, agreement, indenture or other instrument (including any Consents or Governmental Approvals), and to take all such other actions as such Party is reasonably be requested to take by the other Party hereto from time to time, consistent with the terms of this Agreement and the Ancillary Agreements, in order to effectuate the provisions and purposes of this Agreement and the Ancillary Agreements and the transfers of the Furiex Assets and the assignment and assumption of the Furiex Liabilities and the other transactions contemplated hereby and thereby.

ARTICLE XI

TERMINATION

11.1 Termination. Notwithstanding anything to the contrary herein, this Agreement (including Article V (Indemnification) hereof) may be terminated and the Distribution may be amended, modified or abandoned at any time prior to the Effective Time by and in the sole discretion of PPD without the approval of Furiex or the shareholders of PPD. In the event of such termination, no Party shall have any Liability to the other Party or any other Person. After the Effective Time, this Agreement may not be terminated except by an agreement in writing signed by each of the Parties.

ARTICLE XII

MISCELLANEOUS

12.1 Counterparts; Entire Agreement.

(a) This Agreement and each Ancillary Agreement may be executed in one or more counterparts, each of which shall be considered one and the same agreement, and shall become effective when each counterpart has been signed by each of the Parties and delivered to the other Party.

(b) This Agreement, the Ancillary Agreements and the Exhibit and Schedules hereto and thereto contain the entire agreement between the Parties with respect to the subject matter hereof, supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter and there are no agreements or understandings between the Parties other than those set forth or referred to herein or therein. Except with respect to tax matters, in the event of any conflict between the terms and conditions of this Agreement and the terms and conditions of any Ancillary Agreement, the terms and conditions of the Ancillary Agreement (including amendments hereto) shall control.

12.2 Governing Law. This Agreement, except as expressly provided herein, and, unless expressly provided therein, each Ancillary Agreement, shall be governed by and construed and interpreted in accordance with the laws of the State of North Carolina, irrespective of the choice of laws principles of the State of North Carolina as to all matters, including matters of validity, construction, effect, enforceability, performance and remedies.

12.3 Tax Matters. Notwithstanding anything to the contrary in this Agreement, the rights and obligations of the Parties with respect to any and all tax matters shall be exclusively governed by the provisions of the Tax Sharing Agreement, except as set forth therein.

12.4 Assignability. The provisions of this Agreement, each Ancillary Agreement and the obligations and rights hereunder shall be binding upon, inure to the benefit of and be enforceable by (and against) the Parties and their respective successors and permitted transferees and assigns. Notwithstanding the foregoing, this Agreement shall not be assignable, in whole or in part, by any Party without the prior written consent of the other Party, and any attempt to assign any rights or obligations arising under this Agreement without such consent shall be null and void; provided, that a Party may assign this Agreement in connection with a merger transaction in which such Party is not the surviving entity or the sale by such Party of all or substantially all of its Assets, and upon the effectiveness of such assignment the assigning Party shall be released from all of its obligations under this Agreement if the surviving entity of such merger or the transferee of such Assets shall agree in writing, in form and substance reasonably satisfactory to the other Party, to be bound by all terms of this Agreement as if named as a “Party” hereto.

12.5 Third Party Beneficiaries. Except for the indemnification rights under this Agreement of any PPD Indemnitee or Furiex Indemnitee in their respective capacities as such, (a) the provisions of this Agreement and each Ancillary Agreement are solely for the benefit of the Parties and are not intended to confer upon any Person except the Parties any rights or remedies hereunder, and (b) there are no Third Party beneficiaries of this Agreement or any Ancillary Agreement and neither this Agreement nor any Ancillary Agreement shall provide any Third Party with any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement or any Ancillary Agreement.

12.6 Notices. All notices, requests, claims, demands or other communications under this Agreement or any Ancillary Agreement shall be in writing and shall be deemed to be duly given when (a) delivered in person or (b) deposited in the United States mail or private express mail, postage prepaid, addressed as follows:

If to PPD, to:

Pharmaceutical Product Development, Inc.

929 Front Street

Wilmington, North Carolina 28401

Attention: Chief Executive Officer

Telephone: (910) 251-0081

Facsimile: (910) 762-5280

With a copy to its General Counsel at the same address.

If to Furiex, to:

Furiex Pharmaceuticals, Inc.

3900 Paramount Parkway, Suite 150

Morrisville, North Carolina 27560

Attention: Principal executive officer

Telephone: (919) 456-7800

Facsimile: (919) 456-7750

Either Party may, by notice to the other Party, change the address to which such notices are to be given.

12.7 Severability. If any provision of this Agreement or any Ancillary Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof or thereof, or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby or thereby, as the case may be, is not affected in any manner adverse to any Party. Upon such determination, the Parties shall negotiate in good faith in an effort to agree upon such a suitable and equitable provision to affect the original intent of the Parties.

12.8 Publicity. Prior to the Distribution, each of Furiex and PPD shall consult with each other prior to issuing any press releases or otherwise making public statements with respect to the Separation, the Distribution or any of the other transactions contemplated hereby and prior to making any filings with any Governmental Authority with respect thereto. Neither party shall issue any such press releases or make any such public statements without the prior written consent of the other Party, which shall not be unreasonably withheld or delayed.

12.9 Expenses. Except as expressly set forth in this Agreement or in any Ancillary Agreement, whether or not the Separation or the Distribution is consummated, all Third Party fees, costs and expenses paid or incurred in connection with the Distribution will be paid by PPD.

12.10 Headings. The article, section and paragraph headings contained in this Agreement and in the Ancillary Agreements are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement or any Ancillary Agreement.

12.11 Survival of Covenants. Except as expressly set forth in any Ancillary Agreement, all covenants, representations and warranties contained in this Agreement and each Ancillary Agreement, and liability for the breach of any obligations contained herein, shall survive after the Distribution Date and remain in full force and effect in accordance with their applicable terms.

12.12 Waivers of Default. The failure of either Party to require strict performance by the other Party of any provision in this Agreement or any Ancillary Agreement will not waive or diminish such Party’s right to demand strict performance thereafter of that or any other provision hereof.

12.13 Specific Performance. The Parties agree that irreparable damage would occur in the event that the provisions of this Agreement were not performed in accordance with their specific terms. Accordingly, it is hereby agreed that the Parties shall be entitled to (i) an injunction or injunctions to enforce specifically the terms and provisions hereof in any arbitration in accordance with Article 9, (ii) provisional or temporary injunctive relief in accordance therewith in the State of North Carolina, and (iii) enforcement of any such award of an arbitral tribunal in any court of the United States, or any other any court or tribunal sitting in any state of the United States or in any foreign country that has jurisdiction, this being in addition to any other remedy or relief to which they may be entitled.

12.14 Amendments. This Agreement may not be modified or amended except by an agreement in writing signed by each of the Parties.

12.15 Waiver of Jury Trial. SUBJECT TO ARTICLE 9 HEREIN, EACH OF THE PARTIES HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY COURT PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF AND PERMITTED UNDER OR IN CONNECTION WITH THIS AGREEMENT. EACH OF THE PARTIES HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.15.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Separation and Distribution Agreement to be executed by their duly authorized representatives as of the day and year first above written.

PHARMACEUTICAL PRODUCT DEVELOPMENT, INC.

By:	/s/ David L. Grange
Name:	David L. Grange
Title:	Chief Executive Officer

FURIEX PHARMACEUTICALS, INC.

By:	/s/ June S. Almenoff
Name:	June S. Almenoff
Title:	President and CMO

List of Exhibits and Schedules to the Separation and Distribution Agreement

Exhibits

Exhibit A — List of Furiex Employees

Schedules

Schedule 1.1 — Furiex Balance Sheet

Schedule 1.2 — Furiex Pro Forma Balance Sheet

EXHIBIT A

List of Furiex Employees

June Almenoff

Paul S. Covington

Gail F. McIntyre

Nadine C. Chien

Marshall Woodworth

Sailash I. Patel

Michelle P. Usher

James M. Davenport

Robert Jaeschke

Lisa C. Liverman

Timothy D. Costello

Leonard S. Dove

Rocio A. Lopez

David L. Prohaska

Lenne Green

Susan D. Lassiter

Stephanie R. White

Randi Gress

Nancy Clemons

John Gay